As filed with the Securities and Exchange Commission on March 26, 2008

Registration No. 333-147793

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549
____________________________________

AMENDMENT NO.1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________________________________

CYTOMEDIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	416 Hungerford Drive Suite 330 Rockville, Maryland 20850 (240) 499-2680	23-3011702
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	(IRS Employer Identification No.)

Andrew S. Maslan
Chief Financial Officer
416 Hungerford Drive
Suite 330
Rockville, Maryland 20850
(240) 499-2680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With Copies To: Michele Simmons Allgood Williams & Anderson PLC 111 Center Street, 22nd Floor Little Rock, Arkansas 72201 (501) 372-0800

From time to time after the effectiveness of the registration statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D., or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a "large accelerated filer," "an accelerated filer," "a non-accelerated filer," or "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price (3)	Amount of Registration Fee
Common Stock, par value $.0001 per share	---	---	---	---
Preferred Stock, par value $.0001 per share	---	---	---	---
Debt Securities	---	---	---	---
Securities Warrants	---	---	---	---
Units	---	---	---	---
TOTAL	$50,000,000	100%	$50,000,000	$1,535 (3)
Common Stock, par value $.0001 per share	2,776,033 Shares (4)	$3.33 (5)	$9,244,189(5)	$284

(1) There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of securities warrants, and such indeterminate number of units as shall have an aggregate initial offering price not to exceed $50,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $50,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of securities warrants or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3, as amended.

(3) Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price of all securities listed.

(4) Shares of common stock offered by selling shareholders. Includes 1,476,033 shares of common stock issuable upon the exercises of certain warrants.

(5) Estimated solely for determining the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the $3.33 average of the high and low prices of the Company’s common stock on November 28, 2007, as reported on the American Stock Exchange.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 26, 2008

CYTOMEDIX, INC.

$50,000,000
Common Stock
Preferred Stock
Debt Securities
Securities Warrants
Units

2,776,033 SHARES OF COMMON STOCK

This prospectus covers the following:

A. Our offering of up to $50,000,000 of securities described in this prospectus, either individually or in units, in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock, or debt securities upon the exercise of warrants. We may sell these securities to or through one or more underwriters, broker-dealers or agents or directly to purchasers on a continuous or delayed basis. Each time we sell any of these securities offered, we will provide one or more prospectus supplements containing specific information about the terms of that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest.

B. The offering by the selling shareholders listed on page 15 of up to 2,776,033 shares of common stock, of which 1,300,000 shares are shares of common stock that are issuable as of March 25, 2008, and 1,476,033 shares are shares of common stock that as of March 25, 2008, are issuable to certain selling shareholders upon exercise of outstanding warrants. The selling shareholders will act independently in determining the timing, manner, and size of each sale. The selling shareholders may also sell the common stock under Rule 144. We will not receive any of the proceeds from the sale of the common stock being offered by the selling shareholders. We may receive proceeds from the selling shareholders' exercise of warrants, but our issuance of common stock to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes.

Our common stock is currently listed on the American Stock Exchange under the symbol “GTF.” On March 24, 2008, the closing sale price of our common stock was $0.98.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 BEFORE PURCHASING SHARES OF OUR COMMON STOCK.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 26, 2008.

SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities.  To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 5 and the documents that we incorporate by reference into this prospectus, before making an investment decision.

As used in this prospectus, “Cytomedix,” “Company,” “we,” “our,” “ours,” and “us” refer to Cytomedix, Inc., except where the context requires otherwise or as indicated.

Cytomedix is a biotechnology company that develops and licenses autologous cellular therapies (therapies using the patient’s own body products), including our proprietary AutoloGel™ System, to produce a platelet-rich plasma gel, AutoloGel™. AutoloGel™ has been used by physicians in their practice of medicine for the treatment of wounds. To create AutoloGel™, the patient’s own platelets and plasma are separated through centrifugation and combined with several reagents. This process releases multiple growth factors from the platelets, creates a fibrin matrix scaffold, and forms a gel that is topically applied to a wound. Upon application, we believe that AutoloGel™ initiates a reaction that closely mimics the body’s natural healing process.

On September 20, 2007, we announced that the FDA has granted marketing clearance for the AutoloGel™ System. The indications for use are as follows: “Under the supervision of a healthcare professional, the platelet-rich plasma gel produced by the AutoloGel™ System is suitable for exuding wounds, such as leg ulcers, pressure ulcers, diabetic ulcers and for the management of mechanically or surgically-debrided wounds.” We may now market our AutoloGel™ System in accordance with these indications. As part of the clearance, we have agreed to a post-market surveillance study to monitor the safety of bovine thrombin used in the AutoloGel™ System.

In June 2007, at our request, the Centers for Medicare and Medicaid Services (‘‘CMS’’) officially opened an National Coverage Analysis (‘‘NCA’’) to reconsider a previous non-coverage decision rendered in 1992 and amended in 2003 which is applicable to AutoloGel™. In March 2008, CMS completed this NCA and reaffirmed its non-coverage decision, citing inadequate evidence. We are disappointed with this decision, noting several studies completed subsequent to the 2003 decision that utilized some of the most rigorous scientific methods recognized by CMS.

We will continue to pursue our other business strategies such as seeking collaboration, licensing agreements, and other commercialization possibilities with other companies for our technologies and patents related to AutoloGel™ as well as other patents in our portfolio.

Our corporate headquarters are located at 416 Hungerford Drive, Suite 330, Rockville, Maryland 20850. Our telephone number is (240) 499-2680 and our website is located at www.cytomedix.com. The information on our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process on Form S-3. This prospectus covers the resale of 2,776,033 shares of our common stock issuable to certain selling shareholders identified on page 15 of this prospectus. The selling shareholders acquired these shares, or will acquire these shares, in transactions exempt from the registration requirements of the Securities Act of 1993 (Securities Act). The selling shareholders may sell the shares in transactions (including block transactions) at prevailing market prices, at prices related to the prevailing market prices, or at privately negotiated prices. The selling shareholders will determine when and how they will sell the common stock. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders. We may receive proceeds from the selling shareholders' exercise of warrants, but our issuance of common stock to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes.

This prospectus also covers the potential offering and sale, by us, of our common stock, preferred stock, debt securities, securities warrants, and units consisting of any combination of these securities. Such offerings and sales may occur from time to time following the effectiveness of the registration statement of which this prospectus is a part. This prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering of securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before you invest.

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site (www.sec.gov) or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. Offers to sell, and solicitation of offers to buy, shares of our common stock pursuant to this prospectus are only being made in jurisdictions where such offers and solicitations are permitted. The information contained, or incorporated by reference into, this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus or any sale of the common stock. It is important for you to read and consider all the information contained in this prospectus, including the documents incorporated herein by reference, in making your investment decision. In particular, you should read and consider the information in the documents we have referred you to in “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” below.

RISK FACTORS

The securities offered under this prospectus are highly speculative and involve high risk. You should purchase them only if you can afford to lose your entire investment. Prior to investing in us, a prospective investor should consider carefully the following risk factors which may affect our business and financial condition. Our business and results of operations could be seriously harmed by the following risks, which may cause actual results to differ materially from those expressed or implied by any forward-looking statement included in this prospectus. The risks described below are not to be deemed an exhaustive list of all potential risks.

We Have Limited Sources of Working Capital

Because we were in bankruptcy in 2002 and due to the rights of some of our preferred shareholders, we may not be able to obtain debt financing. All working capital required to implement our business plan will be provided by funds obtained through offerings of our equity securities, and revenues generated by us. No assurance can be given that we will have revenues sufficient to support and sustain our operations. If we do not have sufficient working capital and are unable to generate revenues or raise additional funds, we may delay the completion of or significantly reduce the scope of our current business plan; delay some of our development and clinical or marketing testing, our plans to pursue Medicare and/or commercial insurance reimbursement for our wound treatment technologies; or postpone the hiring of new personnel; or, under certain dire financial circumstances, cease our operations.

We Have a History of Losses

We have a history of losses, are not currently profitable, and expect to incur substantial losses and negative operating cash flows for the foreseeable future. We may never achieve or maintain profitability. We will need to generate significant revenues to achieve and maintain profitability. We cannot assure that we will be able to generate these revenues, and we may never achieve profitability. We expect our expenses will increase for the foreseeable future as we seek to expand our operations, implement internal systems and infrastructure and hire additional personnel. These ongoing financial losses may adversely affect our stock price.

We Have a Short Operating History and Limited Operating Experience

We must be evaluated in light of the uncertainties and complexities affecting an early stage biotechnology company. We have only recently implemented our current business plan. Thus, we have a very limited operating history. Continued operating losses, together with the risks associated with our ability to gain new customers for our product offerings may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as decreasing demand for our products and services, regulatory requirements and unanticipated market pressures. Since emerging from bankruptcy and continuing through today, we are developing a business model that includes protecting our patent position, addressing our third-party reimbursement issues, and developing a sales and marketing program. There can be no assurance that our business model in its current form can accomplish our stated goals.

Our Intellectual Property Assets Are Critical to Our Success

We regard our patents, trademarks, trade secrets, and other intellectual property assets as critical to our success. We rely on a combination of patents, trademarks, and trade secret and copyright laws, as well as confidentiality procedures, contractual provisions, and other similar measures, to establish and protect our intellectual property. We attempt to prevent disclosure of our trade secrets by restricting access to sensitive information and requiring employees, consultants, and other persons with access to our sensitive information to sign confidentiality agreements. Despite these efforts, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology in the future. Furthermore, policing the unauthorized use of our intellectual property assets is difficult and expensive. Litigation has been necessary in the past and may likely be necessary in the future in order to protect our intellectual property assets. Litigation could result in substantial costs and diversion of resources. We cannot assure that we will be successful in any litigation matter relating to our intellectual property assets. Continuing litigation or other challenges could result in one or more of our patents being declared invalid. In such a case, any royalty revenues from the affected patents would be adversely affected although we may still be able to continue to develop and market our products. Furthermore, the unauthorized use of our patented technology by otherwise potential customers in our target market may significantly undermine our ability to generate sales. Our patent covering the specific gel formulation that is applied as part of the AutoloGel™ System (the ‘‘Worden Patent’’) expires no earlier than February 2019. Our U.S. Knighton Patent (which is the subject of license agreements between us and Medtronic, Inc., DePuy Spine, Inc., Biomet Biologics, Inc., COBE Cardiovascular, Inc., and Harvest Technologies Corporation, among others) expires in November 2009. There is no assurance that we will obtain a significantly increased share of the wound care market prior to the expiration of the U.S. Knighton Patent in 2009, after which we may be more vulnerable to competitive factors because third parties will not then need a license from us to perform the methods claimed in the Knighton Patent.

The AutoloGel™ System and Components Are Subject to Governmental Regulation

Our success is also impacted by factors outside of our control. Our current technology and products may be subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by various regulatory agencies. Specifically, our devices are subject to regulation by the FDA and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive clearance or pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope. In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where the AutoloGel™ System is used could materially and adversely affect our ability to sell products in those states. The FDA will require us to obtain clearance or approval of new devices when used for treating specific wounds or marketed with specific wound healing claims. We believe that the AutoloGel™ System and all of our products are legally marketed. The FDA has cleared us to market the AutoloGel™ System, including the Wound Dressing Kit and Centrifuge II, for use in exuding wounds such as leg ulcers, pressure ulcers, and diabetic ulcers, and the management of mechanically and surgically-debrided wounds. As we expand and offer additional products in the United States and in foreign countries, clearance or approval from the FDA and comparable foreign regulatory authorities prior to introduction of any such products into the market may be required. We have no assurance that we will be able to obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for these products. Failure to obtain the required approvals would have a material adverse impact on our business and financial condition. Compliance with FDA and other governmental requirements imposes significant costs and expenses. Further, our failure to comply with these requirements could result in sanctions, limitations on promotional or other business activities, or other adverse effects on our business. Further, recent efforts to control healthcare costs could negatively affect demand for our products and services.

Clinical Trials May Fail to Demonstrate the Safety or Efficacy of Our Product Candidates

Our product candidates are subject to the risks of failure inherent in the development of biotherapeutic products. The results of early-stage clinical trials do not necessarily predict the results of later-stage clinical trials. Product candidates in later-stage clinical trials may fail to demonstrate desired safety and efficacy traits despite having successfully progressed through initial clinical testing. Even if we believe the data collected from clinical trials of our product candidates is promising, this data may not be sufficient to support approval by the U.S. or foreign regulatory agencies. Pre-clinical and clinical data can be interpreted in different ways. Accordingly, the regulatory officials could reach different conclusions in assessing such data, which could delay, limit or prevent regulatory approval. In addition, the U.S. regulatory authorities or we may suspend or terminate clinical trials at any time. Any failure or delay in completing clinical trials for product candidates, or in receiving regulatory approval for the sale of any product candidates, has the potential to materially harm our business, and may prevent us from raising necessary, additional financing that may be needed in the future.

A Disruption in Healthcare Provider Networks Could Have an Adverse Effect on Operations and Profitability

Our operations and future profitability are dependent, in large part, upon the ability to contract with healthcare providers on favorable terms. In any particular service area, healthcare providers could refuse to contract with us or take other actions that could result in higher healthcare costs, or create difficulties in meeting our regulatory requirements. In some service areas, certain healthcare providers may have a significant market presence. If healthcare providers refuse to contract with us, use their market position to negotiate unfavorable contracts or place us at a competitive disadvantage, our ability to market services or to be profitable in those service areas could be adversely affected. Provider networks could also be disrupted by the financial insolvency of a large healthcare provider group. Any disruption in provider networks could adversely impact our ability to generate revenues or profits.

CMS’s Non-Coverage of AutoloGel™ Could Greatly Restrict Our Sales

The AutoloGel™ System is marketed to healthcare providers. Some of these providers, in turn, seek reimbursement from third-party payers such as Medicare, Medicaid, and other private insurers. Many foreign countries also have comprehensive government managed healthcare programs that provide reimbursement for healthcare products. Under such healthcare systems, reimbursement is often a determining factor in predicting a product’s success, with some physicians and patients strongly favoring only those products for which they will be reimbursed. With CMS’s national non-coverage decision, the market for the AutoloGel™ System could be greatly restricted and it may be difficult, if not impossible, to sell AutoloGel™ in most care settings. This would hamper our ability to grow our revenues and could reduce the likelihood that we will ever achieve sustainable profitability.

Royalty Revenues Are Unpredictable

While we currently have several primary licensing agreements that are expected to generate on-going royalty revenues, we cannot currently reasonably predict the magnitude of those revenues. Royalty streams from these agreements are entirely dependent on the sales of our licensees and are therefore outside of our control. Past levels of royalty revenues from these agreements are not necessarily an indication of future activity.

The Success of the AutoloGel™ System Is Dependent on Acceptance by the Medical Community

The commercial success of our products and processes will depend upon the medical community and patients accepting the therapies as safe and effective. If the medical community and patients do not ultimately accept the therapies as safe and effective, our ability to sell the products and processes will be materially and adversely affected. While acceptance by the medical community may be fostered by broad evaluation via peer-reviewed literature, we may not have the resources to facilitate sufficient publication.

We May Be Unable to Attract and Retain Key Personnel

Our future success depends on the ability to attract, retain and motivate highly skilled management, including sales representatives. We have retained a team of highly qualified officers and consultants, but we cannot provide assurance that we will be able to successfully retain all of them, or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect the business prospects, operating results and financial condition. Our ability to maintain and provide additional services to our existing customers depends upon our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in cellular therapy technologies. Competition for such personnel is intense; we compete with pharmaceutical, biotechnology and healthcare companies. Our inability to hire additional qualified personnel may lead to higher recruiting, relocation and compensation costs for such personnel. These increased costs may reduce our profit margins or make hiring new personnel impractical.

Legislative and Administrative Action May Have an Adverse Effect on Our Company

Political, economic and regulatory influences may subject the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third-party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems and possibly adopt legislation affecting fundamental changes in the health care delivery system. Such laws may contain provisions that may change the operating environment for our targeted customers including hospitals and managed care organizations. Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above.

We Could Be Affected by Malpractice Claims

Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use the products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. We cannot assure that claims, suits or complaints relating to the use of the AutoloGel™ System and treatment administered by physicians will not be asserted against us in the future. The production, marketing and sale, and use of the AutoloGel™ System entail risks that product liability claims will be asserted against us. These risks cannot be eliminated, and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Such liability could materially and adversely affect our business, prospects, operating results and financial condition. We currently maintain professional and product liability insurance coverage, but we cannot give assurance that the coverage limits of this insurance would be adequate to protect against all potential claims. We cannot assure that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

AutoloGel™ Has Existing Competition in the Marketplace

In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies, medical device companies, and other competitors. Other companies have developed or are developing products that may be in direct competition with the AutoloGel™ System. Biotechnology development projects are characterized by intense competition. Thus, we cannot assure any investor that we will be the first to the market with any newly developed products or that we will successfully be able to market these products. If we are not able to participate and compete in the cellular therapy market, our financial condition will be materially and adversely affected. We cannot assure that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and more experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments that will compete with our products.

Risk from Economic Downturns and Changes

Economic downturns or other adverse economic changes (local, regional, or national) can hurt our financial performance in the form of lower interest earned on investments and/or could result in losses of portions of principal in our investment portfolio. While our investment policy requires us to invest only in short-term, low risk investments, there is no assurance that principal will not be eroded as a significant portion of these investments is in excess of federally mandated insurance.

Risks Related to Our Common Stock

The average daily trading volume in our Common stock is relatively low. As long as this condition continues, it could be difficult or impossible to sell a significant number of shares of Common stock at any particular time at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of Common stock could lower the prevailing market price of our Common stock. This would limit or perhaps prevent our ability to raise capital through the sale of securities. Additionally, we have significant numbers of outstanding warrants and options that, if exercised and sold, could put additional downward pressure on the Common stock price.

We May Issue Additional Equity Securities Which May Materially and Adversely Affect the Price of Our Common Stock

Sales of substantial amounts of shares of our Common stock in the public market, or the perception that those sales may occur, could cause the market price of our Common stock to decline. We have used, and will likely continue to use, our Common stock or securities convertible into or exchangeable for Common stock to fund working capital needs or to acquire technology, product rights or businesses, or for other purposes. If additional equity securities are issued, particularly during times when our Common stock is trading at relatively low price levels, the price of our Common stock may be materially and adversely affected.

There Is a Limited Public Trading Market for Our Common Stock

There is a limited public trading market for our Common stock. Without an active trading market, there can be no assurance of any liquidity or resale value of Common stock, and stockholders may be required to hold shares of our Common stock for an indefinite period of time. In addition, in recent years, the stock market in general, and the market for life sciences companies in particular, have experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, often for reasons unrelated to their operating performance, and it may adversely affect the price of our Common stock. These broad market fluctuations may adversely affect the price of our securities, regardless of operating performance.

We Are Subject to Anti-Takeover Provisions and Laws

Provisions in our Restated Certificate of Incorporation and Restated Bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of our Company without the approval of the Board of Directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting Common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect the Common stock price.

FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference herein contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently.  All statements other than statements of historical fact included in this prospectus and the documents incorporated by reference therein regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.  Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding our ability to obtain Medicare or third-party reimbursement or to achieve market acceptance of our products are all forward-looking in nature.  We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	our ability to secure additional funds;

•	competitive factors;

•	our ability to maintain the level of our expenses consistent with our internal budgets and forecasts;

•	the ability of our contract manufacturers to produce adequate supplies of our products for sale;

•	variability of our royalty, license and other revenues;

•	the demand for securities of biotechnology companies in general and our securities in particular;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic and market conditions.

You should also consider carefully the statements set forth in the section entitled “Risk Factors” beginning on page 5 of this prospectus, which addresses these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements.  All written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  We have no plans to update these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

We currently do not have outstanding debt. Thus, it is not possible or meaningful at this time to calculate a ratio of our earnings to fixed charges.

The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended September 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
	in millions	in millions
Ratio of earnings to fixed charges and preferred stock dividends(1)

(1)
Since 2002, we have only declared two cash dividends on preferred stock. All other preferred stock dividends were paid in additional shares of our preferred stock. The cash dividends were declared and paid during the years ended December 31, 2005 and 2006 and totaled approximately $91,000 and $11,000 respectively. As either no cash dividends were paid, or earnings were insufficient to cover cash dividends, it is not possible or meaningful at this time to calculate a ratio of our earnings to fixed charges and preferred stock dividends.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered through this prospectus by the selling shareholders. We are registering those shares for sale to provide the selling shareholders with freely tradable securities. The registration of these shares does not necessarily mean that any of these shares will be offered or sold by the selling shareholders. All proceeds from the sale of such shares sold under this prospectus by the selling shareholders will go to the selling shareholders. We may receive proceeds from the selling shareholders' exercise of warrants, but our issuance of common stock to the selling shareholders is not covered by this prospectus. Such proceeds, if any, will be used for working capital and other corporate purposes.

Unless otherwise specified in an applicable prospectus supplement, the net proceeds that we receive from the sale of any of the securities offered by us under this prospectus will be available for working capital and other general corporate purposes. Pending that use, we may invest the net proceeds.

SELLING SHAREHOLDERS

The following table sets forth the following information as of March 21, 2008:

•	the name of each selling shareholder;

•	the number of shares of our common stock believed to be beneficially owned by each selling shareholder prior to the offering for resale of the shares under this prospectus;

•	the number of shares of common stock being registered for resale by each selling shareholder (or its permitted pledgee, donee, transferee or other permitted successor in interest); and

•	the number of shares of our common stock believed to be beneficially owned by each selling shareholder after the offering for resale of the shares under this prospectus.

The following table is based upon information provided by the selling shareholders and other documents filed with the SEC. Except as otherwise indicated in the table below, the number of shares beneficially owned by each of the selling shareholders is determined by rules promulgated by the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purpose.

The number of shares offered in this prospectus by the selling shareholders includes shares of common stock issuable upon exercise of warrants. The number of shares that will ultimately be issued to the selling shareholders cannot be determined at this time because it depends on whether and when the selling shareholders ultimately exercise their warrants. Further the number of shares issuable upon exercise of the various warrants may be subject to certain adjustments to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The following table assumes that each selling shareholder will sell all of the shares of common stock being offered by them pursuant to this prospectus. However, because the selling shareholders may offer all, some or none of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling shareholders upon termination of the offering. The selling shareholders may sell all, part, or none of the shares listed.

Except as is indicated in the footnotes to the table below, none of the selling shareholders has had any position, office or other material relationship with us, other than as a security holder, during the past three years.

The term "selling shareholder" includes the shareholders listed below and their transferees, assigns, pledges, donees or other successors who may later hold the selling shareholders’ interests. The percentage of beneficial ownership is based on 31,938,074 shares of common stock outstanding on March 21, 2008. Shares of common stock subject to warrants, options and other convertible securities that are currently exercisable or exercisable within sixty days of March 21, 2008, are considered outstanding and beneficially owned by a selling shareholder who holds those warrants, options or other convertible securities for the purpose of computing the percentage ownership of that selling shareholder but are not treated as outstanding for the purpose of computing the percentage ownership of any other selling shareholder.

Name of Selling Shareholder	Number of Shares Owned Prior to Offering		Maximum Number of Shares to be Sold Pursuant to this Prospectus		Number of Shares Owned After Offering
	Number	Percent			Number	Percent
Maier & Company	12,000	*	12,000	[1]	0	*
KOL Bio-Medical Instruments, Inc.	60,000	*	60,000	[2]	0	*
Crystal Research Associates, LLC	125,000	*	125,000	[3]	0	*
John Paul DeJoria	79,999	*	13,333	[4]	66,666	*
FEQ Gas, LLC	920,200	2.8%	40,200	[4,7]	880,000	2.7%
David Jorden	2,487,800	7.7%	42,000	[4]	2,445,800	7.6%
Lon Frederick	39,100	*	450	[4]	38,650	*
Gloria Frederick	14,300	*	300	[4]	14,000	*
William F. Miller	632,850	2.0%	15,000	[4]	617,850	1.9%
Charles Sheedy	1,338,600	4.2%	20,000	[4]	1,318,600	4.1%
Byron Rosenstein	1,250	*	1,250	[4]	0	*
Chris Allison	55,000	*	5,000	[4]	50,000	*
Chad Burton	19,780	*	5,000	[4]	14,780	*
Stephen Blake Murchison	128,500	*	10,000	[4]	118,500	*
Strand, Inc.	50,700	*	10,000	[4]	40,700	*
Raffaele Ricci	120,000	*	20,000	[4]	100,000	*
Montex Exploration	20,000	*	20,000	[4]	0	*
TIHO Investments, LLC	28,600	*	28,600	[4]	0	*
FEQ Invesments, Inc.	1,452,900	4.5%	17,900	[4,7]	1,435,000	4.4%
Steven B. Rosner	10,000	*	5,000	[4]	5,000	*
William T. Ratliff, Jr.	110,000	*	10,000	[4]	100,000	*
Carl Lessman	57,000	*	5,000	[4]	52,000	*
Severn Trading Partners	10,000	*	10,000	[4]	0	*
Ward Family Foundation	431,250	1.3%	20,000	[4]	411,250	1.3%
Timothy E. Levstik	156,577	*	156,577	[5]	0	*
Joseph E. Shipley	113,681	*	113,681	[5]	0	*
Fitch, Even, Tabin, & Flannery	79,987	*	79,987	[5]	0	*
Phillip T. Petti	129,110	*	129,110	[5]	0	*
Joseph T. Nabor	108,722	*	108,722	[5]	0	*
Steven C. Schroer	162,913	*	157,913	[5]	5,000	*
Richard A. Kaba	107,254	*	107,254	[5]	0	*
Karl R. Fink	141,510	*	141,510	[5]	0	*
Timothy P. Maloney	267,577	*	142,977	[5]	124,600	*
Mark W. Hetzler	115,185	*	115,185	[5]	0	*
James P. Krueger	111,749	*	111,749	[5]	0	*
Steven F. Favekeh	119,133	*	119,133	[5]	0	*
Richard E. Wawarzniak	81,202	*	81,202	[5]	0	*
Steven G. Parmelee	109,837	*	109,837	[5]	0	*
Thomas Lebens	54,094	*	54,094	[5]	0	*
Kendrew H. Colton	50,723	*	50,723	[5]	0	*
John F. Flannery	14,096	*	14,096	[5]	0	*
Kenneth H. Samples	49,000	*	49,000	[5]	0	*
Robert F. Coleman	457,203	1.4%	172,900	[5]	284,303	*
Steve R. Jakubowski	634,836	2.0%	264,350	[6]	370,486	1.2%

* Less than 1%.

(1) Issuable upon the exercise of warrants to purchase 12,000 shares of common stock dated August 18, 2004, with an exercise price of $1.24 per share and an expiration date of August 18, 2009.

(2) Issuable upon the exercise of warrants to purchase 60,000 shares of common stock dated March 7, 2005, with an exercise price of $2.55 per share and an expiration date of March 7, 2010.

(3) Issuable upon the exercise of warrants to purchase 125,000 shares of common stock dated April 18, 2005, with an exercise price of $3.14 per share and an expiration date of April 18, 2010.

(4) Issuable upon the exercise of Class D Warrants as described in our Current Report on Form 8-K filed with the SEC on May 2, 2006. The Class D Warrants have an exercise price of $3.50 per share and expire on April 12, 2011.

(5) The identified persons are attorneys with Fitch, Even, Tabin & Flannery (“Fitch, Even”) or The Coleman Law Firm (“CLF”), law firms which have served as our outside counsel in connection with various patent and litigation issues. As described in our Current Report on Form 8-K filed with the SEC on August 8, 2007, we entered into a Term Sheet Agreement with Fitch, Even and CLF with an effective date of August 2, 2007. Pursuant to this Term Sheet, we are obligated to issue a total of 1.3 million shares of our common stock as directed by Fitch, Even and CLF, as well as warrants to purchase an additional 975,000 shares of our common stock, at exercise prices of $1.25 (warrants to purchase 325,000 shares of common stock); $1.50 (warrants to purchase 325,000 shares of common stock); and $1.75 (warrants to purchase 325,000 shares of common stock). The warrants will expire on February 2, 2015.

(6) Includes 5,000 shares of common stock issuable upon exercise of Class D warrants (see footnote 4 above) and 259,350 shares issuable directly and upon the exercise of warrants Mr. Jakubowski received pursuant to the Term Sheet agreement in his capacity as outside counsel to the Company (see footnote 5 above).

(7) FEQ Gas, LLC, and FEQ Investments, Inc., are both controlled by Mr. Ernest Bartlett.

PLAN OF DISTRIBUTION

Generally speaking, we and the selling shareholders may offer and sell the securities offered by this prospectus in any of three ways:

•	through agents;

•	through underwriters or dealers; or

•	directly to one or more purchasers.

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of securities. Additionally, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift distribution, or other transfer. The selling shareholders also could sell their shares under Rule 144 of the Securities Act rather than under this prospectus. Generally under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to and including the greater of 1% of a company's then-outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale. Such sales, if any, will not form part of the plan of distribution described in this prospectus.

We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions or underwriting discounts relating to their sale of the shares. We will not receive any of the proceeds from the sales of the common stock by the selling shareholders. We can provide no assurance that all or any shares of the common stock offered by the selling shareholders will be sold by the selling shareholders.

With regard to offers and sales by the Company, we will file an applicable prospectus supplement that will set forth the specific terms of the offering of securities, including:

•  the securities offered;

•  the price of the securities;

•  the proceeds to us from the sale of the securities;

•  the names of the securities exchange if any, on which the securities are listed;

•  the names of underwriters or agents;

•       anyunderwriting discounts, agency fees or other compensation to underwriters or agents; and

•  any discounts or concessions allowed or paid to dealers.

We may authorize underwriters, dealers and agents to solicit offers from specified institutions to purchase the securities from us at the public offering price listed in the applicable prospectus supplement. These sales may be made under “delayed delivery contracts” that provide for payment and delivery on a specified future date. Any contracts like this will be subject to the conditions listed in the prospectus supplement. The prospectus supplement also will state the commission to be paid to underwriters, dealers and agents who solicit these contracts.

Any underwriter, dealer or agent who participates in the distribution of an offering of securities may be considered by the SEC to be an underwriter under the Securities Act. Any discounts or commissions received by an underwriter, dealer or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act. Under agreements with us or the selling shareholders, underwriters, dealers and agents may be entitled to indemnification by us or the selling shareholders against some civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents also may be entitled to contributions for any payments the underwriters, dealers or agents are required to make with respect to some civil liabilities, including liabilities under the Securities Act. Underwriters and agents and their affiliates are permitted to be customers of, engage in transactions with, or perform services for us or our affiliates or the selling shareholders or its affiliates in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by us under this prospectus, other than the common stock, will be new issues of securities with no established trading market. Any underwriters to whom we sell securities for public offering and sale may make a market in the securities. However, these underwriters will not be obligated to make a market in the securities and may discontinue any market-making at any time without notice. We cannot assure you that the trading market for any of the securities will be or remain liquid at any time.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

We are authorized to issue 65,000,000 shares of non-assessable voting common stock, $.0001 par value per share, of which 31,938,074 shares are outstanding as of March 21, 2008. In addition, approximately 7.7 million shares are issuable upon the conversion of outstanding preferred stock and the exercise of outstanding warrants and options. Furthermore, approximately 325,000 additional shares of common stock are issuable under our bankruptcy plan of reorganization immediately upon our earning an aggregate of $10 million in gross revenues over four consecutive quarters (such issuance is not covered by this prospectus).

The common stock is fully paid and nonassessable. All of our common stock is of the same class, and each share has the same rights and preferences. Holders of our common stock are entitled to one vote per share on each matter submitted to a vote of the shareholders.

In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, upon giving a liquidation preference of $1.00 per share for each share of outstanding Series A convertible preferred stock and Series B convertible preferred stock, and a liquidation preference amount of $10,000 per share for each share of outstanding Series C convertible preferred stock. The common stock is subordinate to the Series A convertible preferred, Series B convertible preferred, and Series C convertible preferred, and to all other classes and series of equity securities which by their terms rank senior to the common stock, in the event of a liquidation, dissolution, or winding up or with regard to any other rights, privileges or preferences.

Holders of common stock do not have any cumulative voting rights, preemptive rights, conversion rights, redemption rights or sinking fund rights.

Holders of common stock are entitled to receive dividends as may from time to time be declared by the board of directors at their sole discretion. We did not pay dividends to holders of our common stock during 2004, 2005, 2006 or 2007. We do not anticipate paying cash dividends on our common stock in the foreseeable future, but instead will retain any earnings to fund our growth. In fact, we are prohibited from declaring dividends on our common stock as long as any dividends on shares of Series A, Series B or Series C convertible preferred are unpaid and outstanding. Once there are no dividends unpaid and outstanding on any shares of Series A, Series B or Series C convertible preferred, any decision to pay cash dividends will depend on our ability to generate earnings, our need for capital, our overall financial condition, and other factors our Board deems relevant.

Our transfer agent for our Common Stock is StockTrans, located at 44 West Lancaster Ave., Ardmore, Pennsylvania 19003. All inquiries may be made at 1-800-733-1121. The transfer agent’s internet website address is www.stocktrans.com.

Preferred Stock

This section summarizes the general terms and provisions of the preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of any series of preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock. Because this is only a summary, it does not contain all of the details found in the full text of the certificate of designation containing the rights and preferences of the preferred stock. The certificate of designation will be filed or incorporated by reference as an exhibit to the registration statement to which this prospectus relates. For additional information, please read the full text of the certificate of designation.

We are authorized to issue 15,000,000 shares of preferred stock, with a par value of $.0001. To date, our Board of Directors has certified the rights and preferences of three series of preferred stock: Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock.

Series A Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series A convertible preferred stock, par value $.0001. As of March 21, 2008, there are approximately 91,000 shares of Series A convertible preferred stock outstanding. The Series A convertible preferred has a stated liquidation preference of $1.00 per share and has preference over and ranks (i) senior to the Series B convertible preferred stock, (ii) senior to the common stock, and (iii) senior to all other classes and series of equity securities which by its terms do not rank senior to the Series A convertible preferred. The Series A convertible preferred contains a negative covenant prohibiting us from granting any security interest in our patents and/or future royalty streams.

Holders of Series A convertible preferred are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of common stock or any other equity securities ranking junior as to the payment of dividends. Dividends are to be paid in additional shares of Series A convertible preferred or, in the sole discretion of the Board, in cash. If we fail to pay dividends as required for six consecutive quarters, a majority of the holders of Series A convertible preferred will have the power to elect one director to the Board, either by filling an existing vacancy on the Board or by removing a director of their choice. Each share of Series A convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote.

Beginning on July 11, 2003, and every six months thereafter, holders of the Series A convertible preferred may convert up to 25% of their remaining holdings of Series A convertible preferred into common stock. The shares converted based on the liquidation preference amount and the conversion price of the common stock is equal to 90% of the twenty-day average closing ask price of the common stock, but in no case shall the conversion price be less than $3.00 per share.

We may redeem all of the then outstanding shares of Series A convertible preferred stock upon proper notice of not less than ten days nor more than sixty days prior to the redemption date. The per share redemption price is equal to (i) 105% of the Series A liquidation preference amount plus all accrued but unpaid dividends if the shares are redeemed within one year of the date of issuance; (ii) 104% of the Series A liquidation preference amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance.

Series B Convertible Preferred Stock

We have authorized a maximum of 5,000,000 shares of Series B convertible preferred stock, par value $.0001. As of March 21, 2008, there are approximately 85,000 shares of Series B convertible preferred stock outstanding. These shares have a stated liquidation preference of $1.00 per share. They are subordinate to the Series A convertible preferred, but have preference over and rank senior to (i) the common stock, and (ii) all other classes and series of equity securities which by their terms do not rank senior to the Series B convertible preferred stock. The Series B convertible preferred contains a negative covenant prohibiting us from granting any security interest in our patents and/or future royalty streams.

Holders of Series B convertible preferred are entitled to receive cumulative dividends at the rate of 8% of the stated liquidation preference amount per share per annum, payable quarterly in arrears. These dividends are prior and in preference to any declaration or payment of any distribution on any outstanding shares of common stock or any other equity securities ranking junior as to the payment of dividends. Dividends are to be paid in additional shares of Series B convertible preferred or, in the sole discretion of the Board, in cash. If we fail to pay dividends as required for six consecutive quarters, a majority of the holders of Series B convertible preferred will have the power to elect one director to the Board, either by filling an existing vacancy on the Board or by removing a director of their choice. Each share of Series B convertible preferred stock is entitled to vote on all matters voted on by holders of the common stock voting together as a single class with the other shares entitled to vote.

Beginning on July 11, 2003, and every six months thereafter, holders of the Series B convertible preferred may convert up to 25% of their remaining holdings of Series B convertible preferred into common stock. The shares converted based on the liquidation preference amount and the conversion price of the common stock is equal to 90% of the twenty-day average closing ask price of the common stock, but in no case shall the conversion price be less than $3.00 per share.

We may redeem all of the then outstanding shares of Series B convertible preferred stock upon proper notice of not less than ten days nor more than sixty days prior to the redemption date. The per share redemption price is equal to (i) 105% of the Series A liquidation preference amount plus all accrued but unpaid dividends if the shares are redeemed within one year of the date of issuance; (ii) 104% of the Series A liquidation preference amount plus all accrued but unpaid dividends if redeemed later than one year from the date of issuance; or (iii) 103% of the Series B Liquidation Preference Amount plus all accrued but unpaid dividends if redeemed later than two years from the date of issuance.

Series C Convertible Preferred Stock

We have authorized a maximum of 1,000,000 shares of Series C convertible preferred stock, par value $.0001. As of March 21, 2008, there are no shares of Series C convertible preferred stock outstanding.

The Series C convertible preferred stock ranks junior to the Series A convertible preferred stock regarding distributions upon liquidation of the Company. Series C convertible preferred stock ranks junior to the Series B convertible preferred stock solely with respect to the priority security interest in our intellectual property. The shares accrue dividends at 6% of the stated liquidation preference amount from the date of issuance and increase to 8% commencing on September 25, 2005, are payable annually in cash or shares of stock at our option. The Series C convertible preferred stock ranks pari passu with Series A convertible preferred stock and Series B preferred stock with respect to payment of dividends. The Series C preferred stock has no voting rights except with respect to transactions upon which they are entitled to vote as a class. Each dollar of liquidation preference amount is initially converted into one share of common stock (subject to certain anti-dilution privileges).

The holders of Series C convertible preferred stock can require us to redeem the stock plus accrued dividends at 125% of the liquidation price upon the (i) consolidation, merger or business combination of the Company, (ii) sale of more than 50% of our assets or (iii) a sale of more than 50% of our outstanding common stock. However, we have the option to pay in cash or shares of common stock.

Additional Series of Preferred Stock

As provided in our Amended and Restated Certificate of Incorporation, our Board of Directors is authorized, by resolution or resolutions, to establish, out of the unissued (including previously issued and subsequently retired) shares of preferred stock not then allocated to any series of preferred stock, additional series of preferred stock. Before any shares of any such additional series are issued, the Board of Directors will fix and determine, by resolution or resolutions, the number of shares of preferred stock constituting such series and the distinguishing characteristics and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions of the preferred stock that are not inconsistent with the Amended and Restated Certificate of Incorporation. Without limiting the generality of this paragraph, the Board of Directors may fix and determine:

•	the designation of such series and the number of shares which shall constitute such series;

•	the rate of dividend, if any payable on shares of such series;

•	whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

•	whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

•	the amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of Cytomedix;

•	the sinking fund provisions, if any, for the redemption of shares of such series;

•	the voting rights, if any, of the shares of such series;

•	the terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of any other class or series;

•
whether the shares of such series are to be preferred over shares of capital stock of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of Cytomedix or otherwise; and

•	any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of our Amended and Restated Certificate of Incorporation.

Change In Control

We are subject to Section 203 of the General Corporation Law of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. This provision may have the effect of delaying, deterring, or preventing a change of control without further action by the shareholders.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provision of any debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we may offer under a prospectus supplement may differ from the terms described below. For any debt securities that we may offer, an indenture (and any relevant supplemental indenture) will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

With respect to any debt securities that we issue, we will issue such debt securities under an indenture, which we would enter into with the trustee named in the indenture. Any indenture would be qualified under the Trust Indenture Act of 1939.

With respect to any debt securities that we issue, we will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

•	the maturity date;

•	the principal amount due at maturity;

•
whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•
the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be convertible into shares of common stock or preferred stock and, if so, the terms of such conversion;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment or interest and the maximum length of any such deferral period;

•
the date, if any, after which and the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemptions provisions;

•
the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any provisions for payment of additional amounts for taxes;

•
whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	events of default;

•	whether we and/or the debenture trustee may change an indenture without the consent of any holders;

•	the form of debt security and how it may be exchanged and transferred;

•	description of the debenture trustee and paying agent, and the method of payments; and

•	any other specified terms, preferences, rights or limitations of, or restrictions on, the debt securities and any terms that may be required by us or advisable under applicable laws or regulations.

Securities Warrants

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any securities warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any securities warrants that we may offer, we will describe the particular terms of any series of securities warrants in more detail in the applicable prospectus supplement. The terms of any securities warrants offered under a prospectus supplement may differ from the terms described below. With respect to any securities warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the exercise price for shares of our common stock or preferred stock and the number of shares of common stock or preferred stock to be received upon exercise of the warrants;

•
in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or the common stock issuable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•
in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•
in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

Units

We might issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and securities warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement, warrant and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We may choose to evidence each series of units by unit certificates that we would issue under a separate agreement. If we choose to evidence the units by unit certificates, we will enter into a unit agreement with a unit agent and will indicate the name and address of the unit agent in the applicable prospectus supplement relating to the particular series of units.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Williams & Anderson PLC, Little Rock, Arkansas.

EXPERTS

The financial statements as of December 31, 2007 and for the year ended December 31, 2007 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cytomedix, Inc. as of December 31, 2006, and for each of the years in the two year period ending December 31, 2006, have been incorporated by reference herein in reliance upon the report of L J Soldinger Associates, LLC, independent registered public accountants, given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below, except as superseded, supplemented, or modified by this prospectus, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, other than information that is furnished but deemed by the rules of the SEC not to have been filed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 25, 2008;

•	our Current Reports on Form 8-K as filed with the SEC on April 13, 2007, August 8, 2007, September 24, 2007, October 16, 2007, November 7, 2007, January 29, 2008 and March 18, 2008; and

•	the description of our common stock set forth in the registration statement on Form 8-A/A filed with the SEC on May 31, 2005.

As stated above, all future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information that is furnished but deemed by the rules of the SEC not to have been filed) are deemed to be incorporated by reference into this prospectus.

Upon written or oral request from any person, including any beneficial owner, to whom this prospectus is delivered, we will provide, at no cost to such person, a copy of any or all of the information that has been incorporated by reference into this prospectus. Such requests should be submitted to:

Cytomedix, Inc.
Attn: Chief Financial Officer
416 Hungerford Drive
Suite 330
Rockville, Maryland 20850
(240) 499-2680

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and current event reports, along with proxy statements and other information, with the SEC. You may read and copy all reports and other materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at1-800-SEC-0330. The SEC also maintains a website where you can view and print all reports, proxy and information statements, and other information filed with the SEC. The address of this website is www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Certificate of Incorporation and Bylaws provide generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. This indemnification is reflected in the employment agreements we enter into with our executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with this Registration Statement. The expenses are merely estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$1,819

Legal Fees and Expenses*	40,000

Printing Fees and Expenses*	7,500

Accounting Fees and Expenses*	10,000

Miscellaneous Expenses*	10,000

Total*	$69,319

* Estimated.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Generally speaking, Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who might be a party to an action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Article 10 of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

Further, Article VIII of our Restated Bylaws provides generally that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Cytomedix) by reason of the fact that he is or was a director, officer, employee or agent of Cytomedix, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the extent that a director, officer, employee or agent of Cytomedix has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The indemnification and advancement of expenses provided by, or granted pursuant to, our Restated Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Furthermore, our Restated Bylaws provide that we have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Cytomedix, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the Restated Bylaws.

We also include indemnification provisions in our employment contracts with our executive officers. Generally speaking, these provisions provide that we shall indemnify our officers against, and shall pay and advance, all reasonable expenses, including attorneys’ fees and disbursements, and any judgments, fines, and amounts paid in settlement incurred by our officers in connection with a claim, action, suit, proceeding, or appeal therefrom, in the event our directors' and officers' insurance lapses, to the fullest extent permitted under our Amended and Restated Certificate of Incorporation, Restated Bylaws, or applicable law.

EXHIBITS

4.1
Amended and Restated Certificate of Designation of the Relative Rights and Preferences of Series A Preferred, Series B Preferred and common stock of Cytomedix, Inc. (Previously filed on March 31, 2004, on Form 10-KSB for year ended December 31, 2003, File No. 000-28443).

4.2	Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of Cytomedix, Inc. (Previously filed on March 29, 2004 on Form 8-K, File No. 000-28443).

4.3
Common Stock Warrant for the Purchase of Shares of Common Stock dated August 18, 2008, issued to Maier & Company (Previously filed as Exhibit 4.3 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.4
Common Stock Warrant for the Purchase of Shares of Common Stock dated March 7, 2005, issued to KOL Bio-Medical Instruments, Inc. (Previously filed as Exhibit 4.4 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.5
Common Stock Warrant for the Purchase of Shares of Common Stock dated April 18, 2005, issued to Crystal Research Associates, LLC (Previously filed as Exhibit 4.5 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.6
Term Sheet Agreement between Cytomedix, Inc., Fitch, Even, Tabin & Flannery, and The Coleman Law Firm dated August 2, 2007 (Previously filed as Exhibit 4.12 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.7	Shareholders Agreement between Cytomedix, Inc., and certain named shareholders dated August 2, 2007 (Previously filed as Exhibit 4.13 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.8
Registration Rights Agreement between Cytomedix, Inc., and certain named shareholders dated August 2, 2007 (Previously filed as Exhibit 4.14 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.9	Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.15 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.10	Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.16 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.11	Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.17 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.12
Form of Registration Rights Agreement between Cytomedix, Inc., and the Class D Warrantholders dated April 12, 2006 (Previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on May 2, 2006, File No. 001-32518)

4.13	Form of Class D Warrant To Purchase of Shares of Common Stock dated April 12, 2006 (Previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on May 2, 2006, File No. 001-32518).

5.1	Opinion of Williams & Anderson PLC

23.1	Consent of Williams & Anderson PLC (included in Exhibit 5.1)

23.2	Consent of L J Soldinger Associates LLC

23.3	Consent of PricewaterhouseCoopers LLP

UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and had duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville in the State of Maryland on March 26, 2008.

CYTOMEDIX, INC.

/s/ Kshitij Mohan
Kshitij Mohan, Chief Executive
Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

/s/ Kshitij Mohan
Kshitij Mohan, as Chief Executive Officer and as a Director Date: March 26, 2008

/s/ Andrew Maslan
Andrew Maslan, as Chief Financial Officer, and the chief accounting officer Date: March 26, 2008

/s/ David P. Crews
David Crews, Director Date: March 26, 2008

/s/ Arun K. Deva
Arun K. Deva, Director Date: March 26, 2008

/s/ James S. Benson
James S. Benson, Director Date: March 26, 2008

/s/ David F. Drohan
David F. Drohan, Director Date: March 26, 2008

/s/ Mark T. McLoughlin
Mark T. McLoughlin, Director Date: March 26, 2008

EXHIBITS

4.1
Amended and Restated Certificate of Designation of the Relative Rights and Preferences of Series A Preferred, Series B Preferred and common stock of Cytomedix, Inc. (Previously filed on March 31, 2004, on Form 10-KSB for year ended December 31, 2003, File No. 000-28443).

4.2	Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock of Cytomedix, Inc. (Previously filed on March 29, 2004 on Form 8-K, File No. 000-28443).

4.3
Common Stock Warrant for the Purchase of Shares of Common Stock dated August 18, 2008, issued to Maier & Company (Previously filed as Exhibit 4.3 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.4
Common Stock Warrant for the Purchase of Shares of Common Stock dated March 7, 2005, issued to KOL Bio-Medical Instruments, Inc. (Previously filed as Exhibit 4.4 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.5
Common Stock Warrant for the Purchase of Shares of Common Stock dated April 18, 2005, issued to Crystal Research Associates, LLC (Previously filed as Exhibit 4.5 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.6
Term Sheet Agreement between Cytomedix, Inc., Fitch, Even, Tabin & Flannery, and The Coleman Law Firm dated August 2, 2007 (Previously filed as Exhibit 4.12 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.7	Shareholders Agreement between Cytomedix, Inc., and certain named shareholders dated August 2, 2007 (Previously filed as Exhibit 4.13 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.8
Registration Rights Agreement between Cytomedix, Inc., and certain named shareholders dated August 2, 2007 (Previously filed as Exhibit 4.14 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.9	Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.15 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.10	Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.16 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.11	Form of Common Stock Warrant for the Purchase of Shares of Common Stock dated August 2, 2007 (Previously filed as Exhibit 4.17 to the Form S-3 filed on December 3, 2007, File No. 333-147793).

4.12
Form of Registration Rights Agreement between Cytomedix, Inc., and the Class D Warrantholders dated April 12, 2006 (Previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on May 2, 2006, File No. 001-32518)

4.13	Form of Class D Warrant To Purchase of Shares of Common Stock dated April 12, 2006 (Previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on May 2, 2006, File No. 001-32518).

5.1	Opinion of Williams & Anderson PLC

23.1	Consent of Williams & Anderson PLC (included in Exhibit 5.1)

23.2	Consent of L J Soldinger Associates LLC

23.3	Consent of PricewaterhouseCoopers LLP